Exhibit 99.1
Encore Acquisition Company Announces Nine Percent Increase in Production,
Third Quarter 2009 Results, and Provides Operations Update
FORT WORTH, Texas—(BUSINESS WIRE)—October 27, 2009
Encore Acquisition Company (NYSE: EAC) (“Encore” or the “Company”) today reported unaudited third quarter 2009 results and provided an operations update.
The following table highlights certain reported amounts for the third quarter of 2009 as compared to the third quarter of 2008 ($ and shares outstanding in millions, except average price amounts):

	Qtr Ended September 30,
	2009	2008
Average daily production volumes (BOE/D)	43,225	39,617
Oil as percentage of total production volumes	64%	68%
Oil and natural gas revenues	$185.1	$335.3
Average realized combined price ($/BOE)	$46.55	$92.00
Oil and natural gas development and expl costs incurred	$42.8	$186.5
Unproved acreage costs incurred	$1.8	$61.3
Adjusted EBITDAX	$132.0	$204.7
Net income (loss)	$(5.0)	$206.3
Net income (loss) excluding certain items	$(5.8)	$64.2
Weighted average diluted shares outstanding	52.3	53.0
Average daily production volumes for the third quarter of 2009 increased nine percent to 43,225 BOE/D over the 39,617 BOE/D produced in the third quarter of 2008, beating the midpoint of the Company’s guidance by 725 BOE/D. Net profits interest reduced wellhead volumes by 1,654 BOE/D in the third quarter of 2009 as compared to 1,535 BOE/D in the third quarter of 2008.
Adjusted EBITDAX was $132.0 million for the third quarter of 2009 as compared to $204.7 million for the third quarter of 2008. Adjusted EBITDAX is a non-GAAP financial measure, which is defined and reconciled to its most directly comparable GAAP measures in the attached financial schedules.
Encore reported a net loss excluding certain items of $5.8 million ($0.11 per diluted share) for the third quarter of 2009 as compared to net income excluding certain items of $64.2 million ($1.12 per diluted share) for the third quarter of 2008, primarily due to lower oil and natural gas prices. Also, had the Company excluded a one-time income tax expense adjustment of $9.4 million ($0.18 per diluted share), the Company would have reported net income excluding certain items of $3.6 million or $0.07 per diluted share for the third quarter of 2009. Encore reported a net loss of $5.0 million ($0.10 per diluted share) for the third quarter of 2009 as compared to net income of $206.3 million ($3.77 per diluted share) for the third quarter of 2008. Net income (loss) excluding certain items is a non-GAAP financial measure, which is defined and reconciled to its most directly comparable GAAP measure in the attached financial schedules.
Jon S. Brumley, Encore’s Chief Executive Officer and President, stated, “This was an excellent quarter for Encore. We beat guidance by 725 barrels per day and cut LOE by over $4.00 per barrel over last year. We are focusing on becoming more and more efficient and it now is starting to shine through. We drilled a Sanish well called the Werre Trust 21-3H that IP’d at 1,500 BOE/D. This well was drilled for about $4.1 million. Encore’s latest Haynesville completion is the 97 percent working interest Dunn 11-1H in the Greenwood Waskom area. This well IP’d at 10.8 MMcfe/D and is stronger than our first well that IP’d at 7 MMcfe/D. Our hedging program and strong balance sheet allowed us to be opportunistic and close a large acquisition in the third quarter that should increase discretionary cash flow per share by 10 percent in 2010, while maintaining the same debt metrics as today. That is the formula for increasing equity value: more production, more cash flow, and the same debt metrics. Our CO2 project is on schedule, as we continue to meet with the appropriate agencies and contractors. Encore has received the steel bids from the mills for the pipeline and they came in lower than our AFE estimates. This is a great time to be installing a project that reduces America’s reliance on foreign crude, creates jobs for hardworking Americans, and reduces CO2 emissions by the equivalent of 200,000 automobiles per year. A great company has generated another great quarter.” Mr. Brumley went on to state, “In the fourth quarter, we are looking forward to a 22 stage mega-frac offsetting the Werre Trust 21-3H single-stage Bakken well. This well will allow us to directly compare the single-stage frac to the mega-frac, and then, we can measure the results, compare the costs, and implement the frac design that makes the most money. The Haynesville and the Bakken are showing better results with less capital. That is a smooth combination.”
Despite the Company’s higher reported production volumes, the Company’s oil and natural gas revenues fell to $185.1 million in the third quarter of 2009 as compared to $335.3 million in the third quarter of 2008, reflecting the current lower commodity price environment. The Company’s average oil differential also tightened from $10.46 per Bbl in the third quarter of 2008 to $7.79 per Bbl in the third quarter of 2009. As a percentage of NYMEX, the Company’s differential of negative 11 percent compares favorably to its previously released guidance of negative 15 percent. The Company’s average wellhead oil price, which represents the net price the Company receives for its oil production, fell to $60.45 per Bbl in the third quarter of 2009 from $108.21 per Bbl in the third quarter of 2008.
The Company’s realized natural gas price declined from $9.57 per Mcf in the third quarter of 2008 to $3.71 per Mcf in the third quarter of 2009, also primarily due to the decline in the commodities market. The third quarter 2009 average NYMEX price was $3.40 per Mcf versus $10.27 per Mcf in the third quarter of 2008. The Company realized a positive $0.31 per Mcf differential in the third quarter of 2009 compared to a negative $0.70 differential in the third quarter of 2008. As a percentage of NYMEX, the third quarter of 2009 positive differential of nine percent compares favorably to previously released guidance of a negative 24 percent on a dry gas basis due to favorable NGL pricing compared to natural gas on an energy equivalent basis.
Lease operating expenses were $38.1 million for the third quarter of 2009 ($9.59 per BOE), below the low end of previously released guidance, versus $49.0 million for the third quarter of 2008 ($13.43 per BOE). The Company continues to focus on cost reductions resulting in realized cost savings in many of its areas of operations.

General and administrative (“G&A”) expenses for the second quarter of 2009 were $13.3 million ($3.34 per BOE) versus $15.3 million ($4.20 per BOE) for the third quarter of 2008.
Exploration expense for the third quarter of 2009 was $16.7 million ($4.19 per BOE) as compared to $13.4 million ($3.67 per BOE) for the third quarter of 2008. During the third quarter of 2009, the Company expensed three gross (1.6 net) exploratory dry holes totaling $9.8 million and expensed three gross (1.3 net) exploratory dry holes totaling $7.2 million in the third quarter of 2008.
Other operating expense increased from $4.1 million for the third quarter of 2008 to $8.2 million for the third quarter of 2009. This primarily resulted from an increase in transportation expense and additional allowance for doubtful accounts in the third quarter of 2009 as compared to the third quarter of 2008.
In the third quarter of 2009, Encore recorded an income tax provision of $11.2 million, although the Company recorded pre-tax income of $9.4 million. The recording of the large tax provision in relation to pre-tax income occurred primarily due to $5.2 million of tax expense related to the loss of the Section 199 “Production activities deduction” in 2008 and the first half of 2009 and $4.2 million of additional tax expense related to a revaluation of deferred taxes due to an increase in the estimated future state income tax rate as a result of a change in state tax apportionment due to the Company’s latest acquisition. The effects of these adjustments are not expected to impact the Company’s current tax expense for 2009. The Company’s incremental tax rate for the third quarter of 2009 and expected incremental rate in the future is 37.3 percent.
Operations Update
Encore completed 25 gross wells (9.4 net) during the third quarter of 2009, 22 of which (7.7 net) were successful. In the third quarter of 2009, Encore continued to successfully implement its stated goal of containing capital costs within internally generated cash flows. The Company accomplished this through a combination of planned reductions in the number of capital projects that were implemented and aggressive cost reductions. The Company plans to continue to invest in projects within internally generated cash flows as it strengthens its balance sheet through the remainder of the year.

The following table summarizes Encore’s costs incurred related to oil and natural gas properties for the periods indicated:

	Qtr Ended Sept 30,
	2009	2008
	(in thousands)
Acquisitions:
Proved properties	$366,930	$8,725
Unproved properties	1,828	61,275
Asset retirement obligations	3,432	30

Total acquisitions	372,190	70,030

Development:
Drilling and exploitation	22,670	116,376
Asset retirement obligations	79	125

Total development	22,749	116,501

Exploration:
Drilling	19,488	68,734
Geological and seismic	282	1,069
Delay rentals	276	157

Total exploration	20,046	69,960

Total costs incurred	$414,985	$256,491

Bell Creek CO2
In the third quarter, Encore began surveying and centerline staking along the planned pipeline route to feed both the pipeline final system design efforts as well as the NEPA permitting process requirements. In the third quarter, the Company had two workover rigs running in the field to begin reactivating water injection wells along with returning a water source well to production.
Bakken / Three Forks-Sanish
In the third quarter, Encore completed its first Three Forks — Sanish well in the Bear Creek Field. Previously, the Company had drilled four other successful Middle Bakken wells in Bear Creek. The Werre Trust 21-3H was drilled as a 3,700’ horizontal, 640 acre well and open-hole frac’d with 812,000 gallons of slickwater and 300,000 lbs of sand at a total cost of only $4.1 million, which was $600,000 below the Company’s AFE’d amount. This well’s initial production rate was 1,500 BOE/D, but equally important is Encore’s plans to offset the Werre Trust 21-3H well with another well utilizing a 22 stage frac. This offset well will allow the Company’s technical staff to further evaluate the economics of the multi-stage fracs versus single-stage fracs with a follow-on re-frac in order to maximize the future returns of wells drilled in the large Bakken / Three Forks-Sanish acreage position held by the Company. Encore plans to add an additional rig at the end of the fourth quarter of 2009 to increase production growth in this large, oily resource play.
Encore also re-frac’d a total of seven wells in the third quarter. The average seven day uplift from these re-fracs was 184 BOE/D. Encore has re-frac’d a total of nine wells in 2009 and added an average of 80,000 gross BOE in reserves per re-frac at an average cost of only $330,000 per re-frac. These re-frac projects offer an F&D cost of approximately $5.00 per net barrel of reserves. Two important re-fracs were the Cherry Creek State 44-36H re-frac that had 191 BOE/D of increased production and the McCoy 44-36H re-frac that had 263 BOE/D of increased production, both in the Cherry Creek area. These re-fracs are important because Encore has approximately 77,000 net acres at Cherry Creek.

Haynesville / East Texas
In the third quarter of 2009, the Company saw increased activity in its Haynesville assets in northwest Louisiana. One operated and three non-operated horizontal wells were completed in the Haynesville during the quarter. The Dunn 11-1H was completed in September by Encore in the Greenwood-Waskom Field at a rate of 10.8 MMcf/D at a flowing casing pressure of 6,500 psig. This well was much larger than the previous well drilled in the area. Additionally, three non-operated wells were completed in the Caspiana area at an average rate of 9.2 MMcf/D and an average flowing casing pressure of 7,700 psig, despite the private company operator restricting the initial production rate due to low natural gas prices. Encore’s average net revenue interest in these three non-operated wells is 22 percent.
Currently, Encore has one operated and three non-operated rigs drilling in the Haynesville. This high level of activity is expected to continue through the end of the year and well into 2010. The Company expects one operated and five non-operated Haynesville horizontal wells to be completed and released to sales in the fourth quarter of 2009.
The Company continues to be successful at the Stockman Field in East Texas. In the third quarter, the Wheeler 10 was completed in the Travis Peak Formation at a rate of 4.0 MMcfe/D. The well sets up three additional direct offset locations. The Texas Railroad Commission recently approved the Stockman Field to be down-spaced to 40 acres adding an additional 20 low risk infill locations to the Company’s drilling inventory. These wells have great economics with EURs of 1 Bcf and drilling and completion costs of less than $1.5 million per well.
West Texas
The Company is currently drilling a Montoya horizontal well in the Waha Field of the Delaware Basin. The well is expected to reach total depth late in the fourth quarter of 2009 and should be completed and released to sales in the first quarter of 2010. In the fourth quarter of 2009, the Company will take advantage of lower drilling and completion costs by resuming the Devonian drilling program in the Pegasus Field of the Midland Basin. Encore plans to spud the TR Wilson 46-1H in the Pegasus Field in November 2009. In the last 12 months, the Company has seen its drilling and completion costs reduced by approximately $2 million, down to $6.7 million per well, in the Pegasus Field. This reduction in capital costs will allow Encore to exploit its 170 Bcf of potential in this field.
Liquidity Update
At September 30, 2009, the Company’s long-term debt was $1.2 billion, including $150 million of 6.25% senior subordinated notes due April 15, 2014, $300 million of 6.0% senior subordinated notes due July 15, 2015, $225 million of 9.5% senior subordinated notes due May 1, 2016, $150 million of 7.25% senior subordinated notes due December 1, 2017, and $180 million and $260 million of outstanding borrowings under Encore’s and Encore Energy Partners LP’s (“ENP”) revolving credit facilities, respectively.
The Company believes its liquidity is sufficient to meet current cash requirements. In addition, as part of the normal borrowing base redetermination process in the fall of 2009, the Company expects the borrowing base on Encore’s revolving credit facility to increase as a result of the additional reserve volumes purchased with the Mid-Continent and East Texas acquisitions.

Fourth Quarter 2009 Outlook
The Company expects the following in the fourth quarter of 2009:

Average daily wellhead production volumes	46,500 to 48,500 BOE/D
Average daily net profits production volumes	1,800 to 2,100 BOE/D
Average daily reported production volumes	44,500 to 46,500 BOE/D
Oil and natural gas related development capital	$55 to $65 million
CO2 related capital	$12 to $15 million
Unproved capital for leasehold acreage	$13 to $15 million
Lease operating expense	$9.75 to $10.75 per BOE
G&A expenses	$2.75 to $3.25 per BOE
Depletion, depreciation, and amortization	$18.00 to $18.50 per BOE
Production, ad valorem, and severance taxes	10.5% of wellhead revenues
Oil differential	-12% of NYMEX
Natural gas differential	2% of NYMEX
Income tax expense	37% effective rate
Income tax expense — current	$2 to $4 million
Outlook for 2010
Encore is reviewing its capital opportunities for 2010. Because of the Company’s large acreage position in the Bakken, the Bakken’s improving results, and the Company’s ability to reduce drill and complete costs to $4 million per well, Encore may shift more capital than originally anticipated to this oily play. The Company expects to provide an update in December on its capital budget and expected 2010 growth rates. Because of the current oil to natural gas price ratio, Encore plans to shift as much capital to the Bakken as reasonable and is looking forward to comparing the 22 stage frac to the Werre Trust 21-3H.
Conference Call Details
Title: Encore Acquisition Company and Encore Energy Partners LP Conference Call
Date and Time: Wednesday, October 28, 2009 at 9:30 a.m. Central Time
Webcast: Listen to the live broadcast via http://www.encoreacq.com
Telephone: Dial 877-356-9552 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above or ID 36635055.
A replay of the conference call will be archived and available via Encore’s website at the above web address or by dialing 800-642-1687 and entering conference ID 36635055. The replay will be available through November 12, 2009. International callers can dial 973-935-8270 for the live broadcast or 706-645-9291 for the replay.
About the Company
Encore Acquisition Company is engaged in the acquisition and development of oil and natural gas reserves from onshore fields in the United States. Since 1998, Encore has acquired producing properties with proven reserves and leasehold acreage and grown the production and proven reserves by drilling, exploring, reengineering or expanding existing waterflood projects, and applying tertiary recovery techniques.

Cautionary Statement
This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as expectations regarding drilling plans, changes in Encore’s borrowing base, the status of wells and expectations regarding completion, expected net profits interests, expected production volumes and decline rates, expected expenses (including, without limitation, expected reductions), expected taxes, expected capital expenditures, expected differentials, and projected debt balances. The assumptions of management and the future performance of Encore are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; Encore’s ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in Encore’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; pipeline construction difficulties; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of Encore’s properties; Encore’s ability to retain skilled personnel; diversion of management’s attention from existing operations while pursuing acquisitions or dispositions; availability of capital; the strength and financial resources of Encore’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and other factors detailed in Encore’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.
Contacts
Encore Acquisition Company, Fort Worth, TX

Bob Reeves, Chief Financial Officer	Kim Weimer, Investor Relations
817-339-0918	817-339-0886
rcreeves@encoreacq.com	kweimer@encoreacq.com

Encore Acquisition Company
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues:
Oil	$152,949	$268,543	$374,915	$776,001
Natural gas	32,168	66,772	86,908	182,973
Marketing	887	2,163	2,008	8,740

Total revenues	186,004	337,478	463,831	967,714

Expenses:
Production:
Lease operating	38,141	48,966	122,817	130,013
Production, ad valorem, and severance taxes	19,222	33,350	48,074	95,845
Depletion, depreciation, and amortization	72,627	58,545	217,361	159,114
Impairment of long-lived assets	—	26,292	—	26,292
Exploration	16,668	13,381	43,801	30,462
General and administrative	13,270	15,303	40,743	36,549
Marketing	358	1,855	1,612	9,362
Derivative fair value loss (gain)	(13,256)	(239,435)	(741)	82,093
Other operating	8,241	4,073	29,419	9,805

Total operating expenses	155,271	(37,670)	503,086	579,535

Operating income (loss)	30,733	375,148	(39,255)	388,179

Other income (expense):
Interest	(21,920)	(18,124)	(57,009)	(54,669)
Other	600	1,553	1,811	3,090

Total other expense	(21,320)	(16,571)	(55,198)	(51,579)

Income (loss) before income taxes	9,413	358,577	(94,453)	336,600
Income tax benefit (provision)	(11,189)	(121,184)	25,254	(118,595)

Consolidated net income (loss)	(1,776)	237,393	(69,199)	218,005
Less: net loss (income) attributable to noncontrolling interest	(3,223)	(31,086)	9,669	(16,198)

Net income (loss) attributable to EAC stockholders	$(4,999)	$206,307	$(59,530)	$201,807

Net income (loss) per common share:
Basic	$(0.10)	$3.88	$(1.15)	$3.78
Diluted	$(0.10)	$3.77	$(1.15)	$3.67
Weighted average common shares outstanding:
Basic	52,349	52,258	51,964	52,466
Diluted	52,349	52,979	51,964	53,134
Encore Acquisition Company
Condensed Statements of Operations
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2009		September 30, 2009
	EAC Standalone	ENP	EAC Standalone	ENP
Revenues:
Oil	$117,669	$35,280	$286,482	$88,433
Natural gas	26,518	5,650	71,765	15,143
Marketing	785	102	1,627	381

Total revenues	144,972	41,032	359,874	103,957

Expenses:
Production:
Lease operating	29,124	9,017	91,697	31,120
Production, ad valorem, and severance taxes	14,529	4,693	36,488	11,586
Depletion, depreciation, and amortization	58,169	14,458	173,677	43,684
Exploration	13,634	3,034	40,727	3,074
General and administrative	10,358	2,912	31,608	9,135
Marketing	304	54	1,367	245
Derivative fair value loss (gain)	(8,434)	(4,822)	(22,452)	21,711
Other operating	6,938	1,303	26,689	2,730

Total operating expenses	124,622	30,649	379,801	123,285

Operating income (loss)	$20,350	$10,383	$(19,927)	$(19,328)

Encore Acquisition Company
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended
	September 30,
	2009	2008

Consolidated net income (loss)	$(69,199)	$218,005
Adjustments to reconcile consolidated net income (loss) to net cash provided by operating activities:
Non-cash and other items	367,368	377,582
Changes in operating assets and liabilities	334,984	(66,600)

Net cash provided by operating activities	633,153	528,987

Net cash used in investing activities	(710,316)	(536,094)

Financing activities:
Net proceeds from (payments on) long-term debt, net of issuance costs	(85,910)	95,738
Proceeds from issuance of common stock, net of offering costs	100,690	—
Proceeds from ENP issuance of common units, net of offering costs	170,149	—
Payments of deferred commodity derivative contract premiums	(70,456)	(30,822)
Repurchase of common stock	—	(50,000)
ENP cash distributions to noncontrolling interest	(24,629)	(19,525)
Other	(8,037)	13,839

Net cash provided by financing activities	81,807	9,230

Increase in cash and cash equivalents	4,644	2,123
Cash and cash equivalents, beginning of period	2,039	1,704

Cash and cash equivalents, end of period	$6,683	$3,827

Encore Acquisition Company
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,		December 31,
	2009		2008
	(unaudited)
Total assets		$3,713,814		$3,633,195

Liabilities (excluding long-term debt)		$801,553		$830,136
6 1/4% Notes — due April 15, 2014	$150,000		$150,000
6 % Notes — due July 15, 2015	300,000		300,000
9 1/2% Notes — due May 1, 2016	225,000		—
7 1/4% Notes — due December 1, 2017	150,000		150,000
Discount — Senior Subordinated Notes	(21,504)		(5,189)
Revolving Credit Facility — EAC	180,000		575,000
Revolving Credit Facility — ENP	260,000		150,000

Long-term debt		1,243,496		1,319,811
Equity		1,668,765		1,483,248

Total liabilities and equity		$3,713,814		$3,633,195

Working capital (a)		$(61,941)		$188,678

(a)	Working capital is defined as current assets minus current liabilities.

Encore Acquisition Company
Selected Operating Results
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Total production volumes:
Oil (MBbls)	2,530	2,482	7,448	7,446
Natural gas (MMcf)	8,681	6,978	24,408	18,915
Combined (MBOE)	3,977	3,645	11,516	10,598
Average daily production volumes:
Oil (Bbls/D)	27,500	26,975	27,281	27,174
Natural gas (Mcf/D)	94,353	75,847	89,405	69,031
Combined (BOE/D)	43,225	39,617	42,182	38,679
Average realized prices:
Oil (per Bbl)	$60.45	$108.21	$50.34	$104.23
Natural gas (per Mcf)	3.71	9.57	3.56	9.67
Combined (per BOE)	46.55	92.00	40.10	90.49
Average expenses per BOE:
Lease operating	$9.59	$13.43	$10.67	$12.27
Production, ad valorem, and severance taxes	4.83	9.15	4.17	9.04
Depletion, depreciation, and amortization	18.26	16.06	18.88	15.01
Impairment of long-lived assets	—	7.21	—	2.48
Exploration	4.19	3.67	3.80	2.87
General and administrative	3.34	4.20	3.54	3.45
Derivative fair value loss (gain)	(3.33)	(65.69)	(0.06)	7.75
Other operating	2.07	1.12	2.55	0.93
Marketing, net of revenues	(0.13)	(0.08)	(0.03)	0.06

	Three Months Ended		Nine Months Ended
	September 30, 2009		September 30, 2009
	EAC Standalone	ENP	EAC Standalone	ENP
Total production volumes:
Oil (MBbls)	1,951	579	5,692	1,756
Natural gas (MMcf)	7,018	1,663	19,938	4,470
Combined (MBOE)	3,121	856	9,015	2,501
Average daily production volumes:
Oil (Bbls/D)	21,211	6,289	20,848	6,433
Natural gas (Mcf/D)	76,276	18,077	73,030	16,375
Combined (BOE/D)	33,924	9,301	33,020	9,162
Average realized prices:
Oil (per Bbl)	$60.30	$60.98	$50.34	$50.35
Natural gas (per Mcf)	3.78	3.40	3.60	3.39
Combined (per BOE)	46.20	47.83	39.74	41.41
Average expenses per BOE:
Lease operating	$9.33	$10.54	$10.17	$12.44
Production, ad valorem, and severance taxes	4.66	5.48	4.05	4.63
Depletion, depreciation, and amortization	18.64	16.89	19.26	17.46
Exploration	4.37	3.55	4.52	1.23
General and administrative	3.32	3.40	3.51	3.65
Derivative fair value loss (gain)	(2.70)	(5.63)	(2.49)	8.68
Other operating	2.22	1.52	2.96	1.09
Marketing, net of revenues	(0.15)	(0.06)	(0.03)	(0.05)

Encore Acquisition Company
Derivative Summary as of October 27, 2009
(unaudited)
Oil Derivative Contracts (b)

	Average	Weighted	Average	Weighted	Average	Weighted
	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Cap	Cap	Swap	Swap
Period	Volume	Price	Volume	Price	Volume	Price
	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)
Nov. - Dec. 2009 (c)
	3,130	$110.00	440	$97.75	1,000	$68.70
2010

	880	80.00	2,940	90.57	—	—
	5,500	73.47	3,000	74.13	3,885	77.79
	8,385	62.83	500	65.60	1,750	64.08
	1,000	56.00	—	—	1,000	59.70

2011
	1,880	80.00	1,440	95.41	325	80.00
	2,500	70.00	—	—	1,060	78.42
	4,385	65.00	—	—	250	69.65

2012	750	70.00	500	82.05	835	81.19
	2,135	65.00	250	79.25	1,300	76.54
Natural Gas Derivative Contracts (b)

	Average	Weighted	Average	Weighted	Average	Weighted
	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Cap	Cap	Swap	Swap
Period	Volume	Price	Volume	Price	Volume	Price
	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)
Nov. - Dec. 2009
	3,800	$8.20	3,800	$9.83	—	$—
	3,800	7.20	5,000	7.45	—	—
	6,800	6.57	15,000	6.63	—	—
	15,000	5.64	—	—	—	—

Jan. - June 2010
	3,800	8.20	3,800	9.58	25,452	6.46
	4,698	7.26	—	—	20,550	5.23

July - Dec. 2010
	3,800	8.20	3,800	9.58	25,452	6.46
	4,698	7.26	10,000	6.25	550	5.86
	10,000	5.13	—	—	—	—

2011
	3,398	6.31	—	—	27,952	6.48
	—	—	—	—	550	5.86

2012	898	6.76	—	—	25,452	6.47
	—	—	—	—	550	5.86
Interest Rate Swaps

	Notional	Fixed
Period	Amount	Rate	Floating Rate
	(in thousands)
Nov. 2009 - Jan. 2011	$50,000	3.1610%	1-month LIBOR
Nov. 2009 - Jan. 2011	25,000	2.9650%	1-month LIBOR
Nov. 2009 - Jan. 2011	25,000	2.9613%	1-month LIBOR
Nov. 2009 - Mar. 2012	50,000	2.4200%	1-month LIBOR

(b)	Oil prices represent NYMEX WTI monthly average prices. Natural gas contracts are written at various market indices which may differ substantially from equivalent NYMEX prices.

(c)	From time to time, EAC sells floors with a strike price below the strike price of the purchased floors in order to partially finance the premiums paid on the purchased floors, thereby entering into a floor spread. In the above table, the purchased floor component of these floor spreads are shown net and included with EAC’s other floor contracts. In addition to the floor contracts shown above for 2009, EAC has a floor contract for 1,000 Bbls/D at $63.00 per Bbl and a short floor contract for 1,000 Bbls/D at $65.00 per Bbl.

Encore Acquisition Company
Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)
     This press release includes a discussion of “Adjusted EBITDAX,” which is a non-GAAP financial measure. The following tables provide reconciliations of “Adjusted EBITDAX” to consolidated net income (loss) and net cash provided by operating activities, EAC’s most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP for the periods indicated:

Adjusted EBITDAX Including Hedge Monetization	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Consolidated net income (loss)	$(1,776)	$237,393	$(69,199)	$218,005
Depletion, depreciation, and amortization	72,627	58,545	217,361	159,114
Impairment of long-lived assets	—	26,292	—	26,292
Non-cash equity-based compensation expense	2,898	3,758	9,761	9,963
Exploration expense	16,668	13,381	43,801	30,462
Asset valuation adjustments	2,560	—	12,555	—
Interest expense and other	21,320	16,571	55,198	51,579
Income taxes	11,189	121,184	(25,254)	118,595
Payments of deferred commodity derivative contract premiums	(920)	(10,239)	(70,456)	(30,822)
Non-cash derivative fair value loss (gain)	7,432	(262,167)	373,110	38,203

Adjusted EBITDAX including hedge monetization	131,998	204,718	546,877	621,391
Changes in operating assets and liabilities	(23,042)	(18,472)	78,723	(47,376)
Other non-cash expenses	4,022	118	18,018	6,658
Interest expense and other	(21,320)	(16,571)	(55,198)	(51,579)
Current income taxes	422	15,225	(649)	(8,942)
Cash exploration expense	(558)	(1,227)	(1,427)	(2,763)
Asset valuation adjustments	(2,560)	—	(12,555)	—
Payments of deferred commodity derivative contract premiums	920	10,239	70,456	30,822
Purchased options	(876)	(17,358)	(11,092)	(19,224)

Net cash provided by operating activities	$89,006	$176,672	$633,153	$528,987

Adjusted EBITDAX Excluding Hedge Monetization	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Consolidated net income (loss)	$(1,776)	$237,393	$(69,199)	$218,005
Depletion, depreciation, and amortization	72,627	58,545	217,361	159,114
Impairment of long-lived assets	—	26,292	—	26,292
Non-cash equity-based compensation expense	2,898	3,758	9,761	9,963
Exploration expense	16,668	13,381	43,801	30,462
Asset valuation adjustments	2,560	—	12,555	—
Interest expense and other	21,320	16,571	55,198	51,579
Income taxes	11,189	121,184	(25,254)	118,595
Payments of deferred commodity derivative contract premiums	(920)	(10,239)	(21,546)	(30,822)
Non-cash derivative fair value loss (gain)	7,432	(262,167)	155,737	38,203

Adjusted EBITDAX excluding hedge monetization	131,998	204,718	378,414	621,391
Changes in operating assets and liabilities	(23,042)	(18,472)	296,096	(47,376)
Other non-cash expenses	4,022	118	18,018	6,658
Interest expense and other	(21,320)	(16,571)	(55,198)	(51,579)
Current income taxes	422	15,225	(649)	(8,942)
Cash exploration expense	(558)	(1,227)	(1,427)	(2,763)
Asset valuation adjustments	(2,560)	—	(12,555)	—
Payments of deferred commodity derivative contract premiums	920	10,239	21,546	30,822
Purchased options	(876)	(17,358)	(11,092)	(19,224)

Net cash provided by operating activities	$89,006	$176,672	$633,153	$528,987

     “Adjusted EBITDAX” is used as a supplemental financial measure by EAC’s management and by external users of EAC’s financial statements, such as investors, commercial banks, research analysts, and others, to assess: (1) the financial performance of EAC’s assets without regard to financing methods, capital structure, or historical cost basis; (2) the ability of EAC’s assets to generate cash sufficient to pay interest costs and support its indebtedness; (3) EAC’s operating performance and return on capital as compared to those of other entities in our industry, without regard to financing or capital structure; and (4) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
     “Adjusted EBITDAX” should not be considered an alternative to consolidated net income (loss), operating income (loss), net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP. EAC’s definition of “Adjusted EBITDAX” may not be comparable to similarly titled measures of another entity because all entities may not calculate “Adjusted EBITDAX” in the same manner.

Encore Acquisition Company
Non-GAAP Financial Measures (continued)
(in thousands, except per share amounts)
(unaudited)
     This press release also includes a discussion of “net income (loss) excluding certain items,” which is a non-GAAP financial measure. The following tables provide a reconciliation of “net income (loss) excluding certain items” to net income (loss) attributable to EAC stockholders, EAC’s most directly comparable financial measure calculated and presented in accordance with GAAP for the periods indicated:

	Three Months Ended September 30,
	2009		2008
		Per Diluted		Per Diluted
	Total	Share	Total	Share
Net income (loss) attributable to EAC stockholders	$(4,999)	$(0.10)	$206,307	$3.77
Add: change in fair value in excess of premiums and OCI amortization	(5,808)	(0.11)	(252,863)	(4.71)
Add: impairment of long-lived assets	—	—	26,292	0.49
Add: asset valuation adjustments	2,560	0.05	—	—
Less: tax effect of above items	2,443	0.05	84,443	1.57

Net income (loss) excluding certain items	$(5,804)	$(0.11)	$64,179	$1.12

Add: one-time tax adjustment	9,381	0.18

Net income excluding certain items and tax adjustment	$3,577	$0.07

Net Income Excluding Certain Items Including Hedge Monetization

	Nine Months Ended September 30,
	2009		2008
		Per Diluted		Per Diluted
	Total	Share	Total	Share
Net income (loss) attributable to EAC stockholders	$(59,530)	$(1.15)	$201,807	$3.67
Add: change in fair value in excess of premiums and OCI amortization	253,144	4.79	(13,762)	(0.26)
Add: impairment of long-lived assets	—	—	26,292	0.49
Add: asset valuation adjustments	12,555	0.24	—	—
Less: tax effect of above items	(96,992)	(1.83)	(4,668)	(0.09)

Net income excluding certain items including hedge monetization	$109,177	$2.05	$209,669	$3.81

Net Income Excluding Certain Items Excluding Hedge Monetization

	Nine Months Ended September 30,
	2009		2008
		Per Diluted		Per Diluted
	Total	Share	Total	Share
Net income (loss) attributable to EAC stockholders	$(59,530)	$(1.15)	$201,807	$3.67
Add: change in fair value in excess of premiums and OCI amortization	84,681	1.62	(13,762)	(0.26)
Add: impairment of long-lived assets	—	—	26,292	0.49
Add: asset valuation adjustments	12,555	0.24	—	—
Less: tax effect of above items	(33,500)	(0.63)	(4,668)	(0.09)

Net income excluding certain items excluding hedge monetization	$4,206	$0.08	$209,669	$3.81

     EAC believes that the exclusion of these items enables it to evaluate operations more effectively period-over-period and to identify operating trends that could otherwise be masked by the excluded items.
     “Net income (loss) excluding certain items” should not be considered an alternative to net income (loss) attributable to EAC stockholders, operating income (loss), net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP. EAC’s definition of “net income (loss) excluding certain items” may not be comparable to similarly titled measures of another entity because all entities may not calculate “net income (loss) excluding certain items” in the same manner.